Exhibit 99.2

FINANCIAL DISCUSSION DOCUMENT

The Company has three reportable segments: Consumer Digital Imaging Group (CDG), Graphic Communications Group (GCG), and Film, Photofinishing and Entertainment Group (FPEG). Within each of the Company’s reportable segments are various components, or Strategic Product Groups (SPGs). Throughout the remainder of this document, references to the segments’ SPGs are indicated in italics. The balance of the Company’s continuing operations, which individually and in the aggregate do not meet the criteria of a reportable segment, are reported in All Other.

2010 COMPARED WITH 2009

Fourth Quarter

RESULTS OF OPERATIONS – CONTINUING OPERATIONS

CONSOLIDATED

(in millions, except per share data)	Three Months Ended
	December 31
	2010	% of Sales	2009	% of Sales	Increase / (Decrease)	% Change

Net sales	$1,927		$2,582		$(655)	-25%
Cost of goods sold	1,554		1,695		(141)	-8%
Gross profit	373	19.4%	887	34.4%	(514)	-58%
Selling, general and administrative expenses	342	18%	347	13%	(5)	-1%
Research and development costs	79	4%	86	3%	(7)	-8%
Restructuring costs, rationalization and other	22		47		(25)	-53%
Other operating (income) expenses, net	(6)		(101)		(95)	-94%
(Loss) earnings from continuing operations before
interest expense, other income (charges), net and
income taxes	(64)	-3%	508	20%	(572)	-113%
Interest expense	32		44		(12)	-27%
Other income (charges), net	23		22		1	5%
(Loss) earnings from continuing operations before
income taxes	(73)		486		(559)	-115%
(Benefit) provision for income taxes	(106)		56		(162)	-289%
Earnings from continuing operations	33	2%	430	17%	(397)	-92%
(Loss) earnings from discontinued operations, net of
income taxes	(11)		14		(25)	-179%
NET EARNINGS	22		444		(422)
Less: Net earnings attributable to noncontrolling
interests	-		(1)		1
NET EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$22		$443		$(421)	-95%

	Three Months Ended
	December 31		Change vs. 2009
	2010	Change vs. 2009	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$1,927	-25.4%	-4.7%	-19.6%	-1.1%	n/a

Gross profit margin	19.4%	-15.0pp	n/a	-14.7pp	-0.4pp	0.1pp

Revenues

For the three months ended December 31, 2010, net sales decreased approximately 25% compared with the same period in 2009 due primarily to unfavorable price/mix in the CDG segment (-18%) and volume declines in the FPEG segment (-5%).

Included in revenues in the current quarter was a non-recurring intellectual property licensing agreement in the CDG segment. This licensing agreement contributed approximately $78 million to revenues in the fourth quarter of 2010, as compared with approximately $421 million of revenue from non-recurring licensing agreements in the prior year quarter. The Company expects to secure other new licensing agreements, the timing and amounts of which are difficult to predict. These types of arrangements provide the Company with a return on portions of its R&D investments, and new licensing opportunities are expected to have a continuing impact on the results of operations.

Gross Profit

Gross profit margin decreased as compared with the prior year quarter, primarily due to unfavorable price/mix within the CDG segment (-14 pp), largely due to the decrease in revenue from non-recurring intellectual property agreements in the current quarter as compared with the prior year quarter.

Included in gross profit in the current quarter was a non-recurring intellectual property licensing agreement within Digital Capture and Devices in the CDG segment. This licensing agreement contributed approximately $78 million to gross profit in 2010, as compared with approximately $421 million of gross profit from non-recurring licensing agreements in 2009.

Research and Development Costs

The decrease in R&D costs as compared with the prior year quarter was due to focused cost reductions within the FPEG segment (-$4 million) and declines in All Other (-$3 million) as the result of the sale of assets of the Company’s organic light emitting diodes (OLED) group in the prior year quarter.

Restructuring Costs, Rationalization and Other

These costs, as well as the restructuring and rationalization-related costs reported in cost of goods sold, are discussed under the "RESTRUCTURING COSTS, RATIONALIZATION AND OTHER" section.

Other Operating (Income) Expenses, Net

The other operating (income) expenses, net category includes gains and losses on sales of assets and businesses and certain impairment charges. The prior year quarter amount primarily reflects a gain on the sale of assets of the Company’s OLED group.

In November 2009, the Company agreed to terminate its patent infringement litigation with LG Electronics, Inc., LG Electronics USA, Inc., and LG Electronics Mobilecomm USA, Inc., entered into a technology cross license agreement with LG Electronics, Inc. and agreed to sell assets of its OLED group to Global OLED Technology LLC, an entity established by LG Electronics, Inc., LG Display Co., Ltd. and LG Chem, Ltd. As the transactions were entered into in contemplation of one another, in order to reflect the asset sale separately from the licensing transaction, the total consideration was allocated between the asset sale and the licensing transaction based on the estimated fair value of the assets sold. Fair value of the assets sold was estimated using other competitive bids received by the Company. Accordingly, $100 million of the proceeds was allocated to the asset sale. The remaining gross proceeds of $414 million were allocated to the licensing transaction and reported in net sales of the CDG segment.

Interest Expense

The decrease in interest expense for the three months ended December 31, 2010 as compared with the three months ended December 31, 2009 is primarily attributable to the write-off of debt issuance costs in the prior year period, when the Company repurchased approximately $563 million of its outstanding 3.375% Convertible Senior Notes due 2033.

Income Tax (Benefit) Provision

(dollars in millions)	Three Months Ended
	December 31
	2010	2009
(Loss) earnings from continuing operations before
income taxes	($73)	$486
(Benefit) provision for income taxes	($106)	$56
Effective tax rate	145.2%	11.5%

The change in the Company’s effective tax rate from continuing operations is primarily attributable to: (1) a benefit associated with the release of deferred tax asset valuation allowances in certain jurisdictions outside of the U.S. in the three months ended December 31, 2010; (2) withholding taxes related to a non-recurring licensing agreement entered into in the three months ended December 31, 2009; (3) changes to the geographical mix of earnings from operations; and (4) changes in audit reserves and settlements.

CONSUMER DIGITAL IMAGING GROUP

(dollars in millions)	Three Months Ended
	December 31
	2010	% of Sales	2009	% of Sales	Increase / (Decrease)	% Change

Total net sales	$731		$1,212		$(481)	-40%
Cost of goods sold	594		658		(64)	-10%
Gross profit	137	18.7%	554	45.7%	(417)	-75%
Selling, general and administrative expenses	158	22%	137	11%	21	15%
Research and development costs	36	5%	37	3%	(1)	-3%
(Loss) earnings from continuing operations
before interest expense, other income
(charges), net and income taxes	$(57)	-8%	$380	31%	$(437)	-115%

	Three Months Ended
	December 31		Change vs. 2009
	2010 Amount	Change vs. 2009	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$731	-39.7%	-0.9%	-37.8%	-1.0%	n/a

Gross profit margin	18.7%	-27.0pp	n/a	-30.7pp	-0.9pp	4.6pp

Revenues

CDG’s fourth quarter revenue decline of approximately 40% was primarily attributable to unfavorable price/mix. This unfavorable price/mix was driven by a decrease in non-recurring intellectual property royalty revenues (-28%) and competitive pricing pressures within other components of Digital Capture and Devices (-7%). Also contributing to the decline were lower volumes (-2%) and unfavorable price/mix (-2%) within Retail Systems Solutions, primarily due to the previously disclosed expiration of a significant customer contract. Partially offsetting these declines were higher volumes within Consumer Inkjet Systems (+3%).

Included in revenues for the current quarter was a non-recurring intellectual property licensing agreement within Digital Capture and Devices. This licensing agreement contributed approximately $78 million of revenues in the fourth quarter of 2010, as compared with approximately $421 million of revenues from non-recurring licensing agreements in the prior year quarter.

Gross Profit

The decrease in gross profit margin was primarily the result of lower non-recurring intellectual property royalty revenues (-24 pp), and unfavorable price/mix within other components of Digital Capture and Devices (-2 pp) largely due to declining customer demand for digital still cameras. These declines were partially offset by favorable cost improvements in Consumer Inkjet Systems (+4 pp).

Included in gross profit for the current quarter was a non-recurring intellectual property licensing agreement within Digital Capture and Devices. This licensing agreement contributed approximately $78 million to gross profit in 2010, as compared with approximately $421 million of gross profit from non-recurring licensing agreements in 2009.

Selling, General and Administrative Expenses

The increase in SG&A expenses for CDG was primarily driven by increased advertising costs.

GRAPHIC COMMUNICATIONS GROUP

(dollars in millions)	Three Months Ended
	December 31
	2010	% of Sales	2009	% of Sales	Increase / (Decrease)	% Change

Total net sales	$757		$779		$(22)	-3%
Cost of goods sold	573		569		4	1%
Gross profit	184	24.3%	210	27.0%	(26)	-12%
Selling, general and administrative expenses	133	18%	136	17%	(3)	-2%
Research and development costs	39	5%	38	5%	1	3%
Earnings from continuing operations
before interest, other income (charges), net
and income taxes	$12	2%	$36	5%	$(24)	-67%

	Three Months Ended
	December 31		Change vs. 2009
	2010 Amount	Change vs. 2009	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$757	-2.8%	2.4%	-4.0%	-1.2%	n/a

Gross profit margin	24.3%	-2.7pp	n/a	-2.1pp	-0.2pp	-0.4pp

Revenues

The decrease in GCG net sales of approximately 3% for the quarter was primarily driven by unfavorable price/mix (-3%) and volume declines (-1%) within Prepress Solutions, as a result of the competitive pricing environment and industry overcapacity.

These declines were partially offset by growth in Business Services and Solutions, due to volume improvements (+3%) offset by unfavorable price/mix (-1%), reflecting a shift in sales toward lower capacity scanning equipment models. Volume improvements were equally attributable to the launch of the Kodak i4000 Series Scanners and increased business process services in Latin America and Asia with both existing and new customers.

Gross Profit

GCG gross profit margin decreased primarily due to unfavorable price/mix within Prepress Solutions, reflecting a continued competitive pricing environment and industry overcapacity for digital plates.

FILM, PHOTOFINISHING AND ENTERTAINMENT GROUP

(dollars in millions)	Three Months Ended
	December 31
	2010	% of Sales	2009	% of Sales	Increase / (Decrease)	% Change

Total net sales	$439		$589		$(150)	-25%
Cost of goods sold	387		455		(68)	-15%
Gross profit	52	11.8%	134	22.8%	(82)	-61%
Selling, general and administrative expenses	51	12%	73	12%	(22)	-30%
Research and development costs	4	1%	8	1%	(4)	-50%
(Loss) earnings from continuing operations
before interest expense, other income
(charges), net and income taxes	$(3)	-1%	$53	9%	$(56)	-106%

	Three Months Ended
	December 31		Change vs. 2009
	2010 Amount	Change vs. 2009	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$439	-25.5%	-21.9%	-2.5%	-1.1%	n/a

Gross profit margin	11.8%	-11.0pp	n/a	-1.7pp	-0.1pp	-9.2pp

Revenues

The decrease in net sales for FPEG was primarily driven by secular volume declines and, additionally within Entertainment Imaging, the impact of the economic climate on film makers, resulting in lower motion picture film production.

Gross Profit

The decrease in gross profit margin for FPEG was primarily driven by increased manufacturing and other costs (-9 pp), largely as a result of higher silver and other commodity costs, and unfavorable price/mix (-2 pp), reflecting competitive pricing pressures across all SPGs. The decrease in gross profit dollars was also driven by lower sales volumes as discussed above.

Selling, General and Administrative Expenses

The decline in SG&A expenses for FPEG was primarily attributable to focused cost reduction actions.

RESULTS OF OPERATIONS - DISCONTINUED OPERATIONS

The loss from discontinued operations, net of taxes, in the fourth quarter of 2010 of $11 million is primarily attributable to the recognition of legal costs related to a disposed operation. The earnings from discontinued operations, net of taxes, in the fourth quarter of 2009 of $14 million were largely driven by the release of a foreign tax reserve.

RESTRUCTURING COSTS, RATIONALIZATION AND OTHER

The Company recognizes the need to continually rationalize its workforce and streamline its operations in the face of ongoing business and economic changes. The actual charges for restructuring and ongoing rationalization initiatives are recorded in the period in which the Company commits to a formalized restructuring or ongoing rationalization plan, or executes the specific actions contemplated by the plans and all criteria for liability recognition under the applicable accounting guidance have been met.

The Company’s restructuring and rationalization charges and utilization for 2010 were as follows:

		Exit	Fixed Assets &
	Severance	Costs	Inventory	Accelerated
(in millions)	Reserve	Reserve	Write-downs	Depreciation	Total

Balance as of December 31, 2009	$68	$27	$-	$-	$95

Q1 2010 charges	5	8	-	1	14
Q1 2010 utilization/cash payments	(32)	(5)	-	(1)	(38)
Q1 2010 other adjustments & reclasses (1)	(1)	-	-	-	(1)
Balance as of March 31, 2010	40	30	-	-	70

Q2 2010 charges	10	1	-	-	11
Q2 2010 utilization/cash payments	(15)	(7)	-	-	(22)
Q2 2010 other adjustments & reclasses (2)	(7)	-	-	-	(7)
Balance as of June 30, 2010	28	24	-	-	52

Q3 2010 charges	21	3	2	3	29
Q3 2010 utilization/cash payments	(8)	(4)	(2)	(3)	(17)
Q3 2010 other adjustments & reclasses (3)	(13)	-	-	-	(13)
Balance as of September 30, 2010	28	23	-	-	51

Q4 2010 charges	13	2	7	2	24
Q4 2010 utilization/cash payments	(12)	(5)	(7)	(2)	(26)
Q4 2010 other adjustments & reclasses (4)	(7)	-	-	-	(7)
Balance as of December 31, 2010	$22	$20	$-	$-	$42

(1) The $(1) million reflects foreign currency translation adjustments.
(2) The $(7) million includes $(6) million for severance-related charges for pension plan curtailments, settlements, and special termination benefits, which are reflected in Pension and other postretirement liabilities and Other long-term assets in the Consolidated Statement of Financial Position. The remaining $(1) million reflects foreign currency translation adjustments.
(3) The $(13) million includes $(15) million for special termination benefits, which are reflected in Other long-term assets in the Consolidated Statement of Financial Position. The remaining $2 million reflects foreign currency translation adjustments.
(4) The $(7) million represents special termination benefits, which are reflected in Pension and other postretirement liabilities in the Consolidated Statement of Financial Position.

During the three and twelve months ended December 31, 2010, the Company made cash payments of approximately $17 million and $88 million, respectively, related to restructuring and rationalization.

The $24 million of charges for the fourth quarter of 2010 includes $2 million of charges for accelerated depreciation, which were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2010. The remaining costs incurred of $22 million were reported as restructuring costs, rationalization and other in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2010. The severance and exit costs reserves require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

The charges of $24 million recorded in the fourth quarter of 2010 included $15 million applicable to FPEG, $1 million applicable to CDG, $5 million applicable to GCG, and $3 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

The ongoing restructuring and rationalization actions implemented in the fourth quarter of 2010 are expected to generate future annual cash savings of approximately $17 million. These savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by $8 million, $7 million, and $2 million, respectively. On a year-to-date basis, the ongoing restructuring and rationalization actions implemented during the year 2010 are expected to generate future annual cash savings of approximately $62 million. These savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by $35 million, $25 million, and $2 million, respectively. The Company began realizing these savings in the first quarter of 2010, and expects the savings to be fully realized by the end of the second quarter of 2011 as most of the actions and severance payouts are completed.

For the three months ended December 31, 2009, the Company recorded $61 million of charges, including $10 million of charges for accelerated depreciation and $4 million of charges for inventory write-downs, which were reported in Cost of goods sold in the accompanying Consolidated Statement of Operations. The remaining costs incurred, net of reversals, of $47 million were reported as Restructuring costs, rationalization and other in the accompanying Consolidated Statement of Operations for the three months ended March 31, 2009.

CASH FLOW ACTIVITY

	For the Year Ended
(in millions)	December 31,
	2010	2009	Change
Cash flows from operating activities:
Net cash used in operating activities	$(219)	$(136)	$(83)

Cash flows from investing activities:
Net cash used in investing activities	(112)	(22)	$(90)

Cash flows from financing activities:
Net cash (used in) provided by financing activities	(74)	33	$(107)

Effect of exchange rate changes on cash	5	4	1

Net decrease in cash and cash equivalents	$(400)	$(121)	$(279)

Operating Activities

Net cash used in operating activities increased $83 million for the year ended December 31, 2010 as compared with the prior year due to the combination of working capital changes and use of cash for settlement of other liabilities in the current year using more cash than those factors in the prior year. This increase in cash used in operating activities was partially offset by the reduction in the Company’s net loss.

Cash received in 2010 related to non-recurring licensing agreements, net of applicable withholding taxes, of $629 million, was $7 million higher than cash received in 2009 related to non-recurring licensing agreements of $622 million.

Investing Activities

Net cash used in investing activities increased $90 million for the year ended December 31, 2010 as compared with 2009 due primarily to a decline of $124 million in proceeds received from sales of assets and businesses. Approximately $100 million of this decline is due to proceeds received from the sale of assets of the Company’s OLED group in the prior year quarter. Partially offsetting this decline were a decrease in cash used for acquisitions of $17 million and a reduction in funding of restricted cash of $13 million.

Financing Activities

Net cash used in financing activities increased $107 million for the year ended December 31, 2010 as compared with 2009 due to lower proceeds received from borrowings in the current year, primarily due to the Company’s debt refinancing in the fourth quarter of 2009 for which it received approximately $100 million of net proceeds. Partially offsetting this decrease was a reduction of debt issuance costs of $18 million, also primarily related to the fourth quarter 2009 debt refinancing.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; gross margins; savings from restructuring and rationalization; earnings; cash generation; and potential revenue, cash and earnings from intellectual property licensing.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the following risks, uncertainties, assumptions and factors as described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings the Company makes with the SEC from time to time:

  Continued weakness or worsening of economic conditions which could continue to adversely impact our financial performance and our liquidity;
  Whether we are successful with the strategic investment decisions we have made which could adversely affect our financial performance;
  Whether we effectively anticipate technology trends and develop and market new products to respond to changing customer preferences which could adversely affect our revenue and earnings;
  The competitive pressures we face which could adversely affect our revenue, earnings and market share;
  Whether our commercialization and manufacturing processes prevent product reliability and quality issues which could adversely affect our revenue, earnings and market share;
  Whether we are successful in licensing and enforcing our intellectual property rights or in defending against alleged infringement of the intellectual property rights of others which could adversely affect our revenue, earnings, expenses and liquidity;
  Changes in currency exchange rates, interest rates and commodity costs which could adversely impact our results of operations and financial position;
  Whether our pension and post-retirement plan costs and contribution levels are impacted by changes in actuarial assumptions, future market performance of plan assets or obligations imposed by legislative or regulatory authorities which could adversely affect our financial position, results of operation and cash flow;
  Whether we are successful in attracting, retaining and motivating key employees which could adversely affect our revenue and earnings;
  Our reliance on third party suppliers which could adversely affect our revenue, earnings and results of operations; and
  Whether we are required to recognize additional impairments in the value of our goodwill which could increase expenses and reduce profitability.

The Company cautions readers to carefully consider such factors. Many of these factors are beyond the Company’s control. In addition, any forward-looking statements represent the Company’s estimates only as of the date they are made, and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Eastman Kodak Company

CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions, except per share data)	2010	2009	2010	2009

Net sales	$1,927	$2,582	$7,187	$7,606
Cost of goods sold	1,554	1,695	5,240	5,838
Gross profit	373	887	1,947	1,768
Selling, general and administrative expenses	342	347	1,279	1,302
Research and development costs	79	86	322	356
Restructuring costs, rationalization and other	22	47	70	226
Other operating (income) expenses, net	(6)	(101)	(7)	(88)
(Loss) earnings from continuing operations before interest
expense, other income (charges), net and income taxes	(64)	508	283	(28)
Interest expense	32	44	149	119
Loss on early extinguishment of debt	-	-	102	-
Other income (charges), net	23	22	27	30
(Loss) earnings from continuing operations before
income taxes	(73)	486	59	(117)
(Benefit) provision for income taxes	(106)	56	117	115
Earnings (loss) from continuing operations	33	430	(58)	(232)
(Loss) earnings from discontinued operations, net of
income taxes	(11)	14	(12)	17
Extraordinary item, net of tax	-	-	-	6
NET EARNINGS (LOSS)	22	444	(70)	(209)
Less: Net earnings attributable to noncontrolling interests	-	(1)	-	(1)
NET EARNINGS (LOSS) ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$22	$443	$(70)	$(210)

Basic net earnings (loss) per share attributable to Eastman
Kodak Company common shareholders:
Continuing operations	$0.12	$1.60	$(0.22)	$(0.87)
Discontinued operations	(0.04)	0.05	(0.04)	0.07
Extraordinary item, net of tax	-	-	-	0.02
Total	$0.08	$1.65	$(0.26)	$(0.78)

Diluted net earnings (loss) per share attributable to Eastman
Kodak Company common shareholders:
Continuing operations	$0.12	$1.36	$(0.22)	$(0.87)
Discontinued operations	(0.04)	0.04	(0.04)	0.07
Extraordinary item, net of tax	-	-	-	0.02
Total	$0.08	$1.40	$(0.26)	$(0.78)

Eastman Kodak Company

CONSOLIDATED STATEMENT OF OPERATIONS – UNAUDITED (Continued)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions)	2010	2009	2010	2009

Amounts attributable to Eastman Kodak Company common shareholders (Basic EPS)
Continuing operations	$33	$429	$(58)	$(233)
Discontinued operations	(11)	14	(12)	17
Extraordinary item, net of tax	-	-	-	6
Total	$22	$443	$(70)	$(210)

Amounts attributable to Eastman Kodak Company common shareholders (Diluted EPS)
Continuing operations	$33	$439	$(58)	$(233)
Discontinued operations	(11)	14	(12)	17
Extraordinary item, net of tax	-	-	-	6
Total	$22	$453	$(70)	$(210)

Number of common shares used in basic net earnings (loss)
per share	268.8	268.0	268.5	268.0
Incremental shares from assumed issuance of unvested share-
based awards	3.5	1.0	-	-
Convertible securities	-	54.0	-	-
Number of common shares used in diluted net earnings (loss)
per share	272.3	323.0	268.5	268.0

Eastman Kodak Company

CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED

(in millions, except share and per share data)	As of December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,624	$2,024
Receivables, net	1,259	1,395
Inventories, net	696	679
Deferred income taxes	119	121
Other current assets	101	84
Total current assets	3,799	4,303

Property, plant and equipment, net	1,037	1,254
Goodwill	920	907
Other long-term assets	1,088	1,227
TOTAL ASSETS	$6,844	$7,691
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable, trade	$959	$919
Short-term borrowings and current portion of long-term debt	50	62
Accrued income taxes	343	23
Other current liabilities	1,487	1,892
Total current liabilities	2,839	2,896

Long-term debt, net of current portion	1,195	1,129
Pension and other postretirement liabilities	2,682	2,694
Other long-term liabilities	626	1,005
Total liabilities	7,342	7,724

Commitments and Contingencies

EQUITY
Common stock, $2.50 par value, 950,000,000 shares authorized; 391,292,760 shares issued as of December 31, 2010 and 2009; 268,898,978 and 268,630,514 shares outstanding as of December 31, 2010 and 2009	978	978
Additional paid in capital	1,105	1,093
Retained earnings	5,586	5,676
Accumulated other comprehensive loss	(2,175)	(1,760)
	5,494	5,987
Treasury stock, at cost; 122,393,782 shares as of December 31, 2010 and 122,662,246 shares as of December 31, 2009	(5,994)	(6,022)
Total Eastman Kodak Company shareholders’ (deficit) equity	(500)	(35)
Noncontrolling interests	2	2
Total (deficit) equity	(498)	(33)
TOTAL LIABILITIES AND EQUITY	$6,844	$7,691

Eastman Kodak Company

CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED

	Twelve Months Ended
(in millions)	December 31
	2010	2009

Cash flows from operating activities:
Net loss	$(70)	$(209)
Adjustments to reconcile to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income taxes	12	(17)
Earnings from extraordinary items, net of income taxes	-	(6)
Depreciation and amortization	378	427
Gain on sales of businesses/assets	(8)	(100)
Loss on early extinguishment of debt	102	-
Non-cash restructuring and rationalization costs, asset impairments and
other charges	9	28
Benefit for deferred income taxes	(90)	(99)
Decrease in receivables	118	363
(Increase) decrease in inventories	(28)	276
Decrease in liabilities excluding borrowings	(572)	(821)
Other items, net	(70)	22
Total adjustments	(149)	73
Net cash used in operating activities	(219)	(136)
Cash flows from investing activities:
Additions to properties	(149)	(152)
Proceeds from sales of businesses/assets	32	156
Acquisitions, net of cash acquired	-	(17)
Use (funding) of restricted cash account	1	(12)
Marketable securities - sales	74	39
Marketable securities - purchases	(70)	(36)
Net cash used in investing activities	(112)	(22)
Cash flows from financing activities:
Proceeds from borrowings	503	712
Repayment of borrowings	(565)	(649)
Debt issuance costs	(12)	(30)
Net cash (used in) provided by financing activities	(74)	33
Effect of exchange rate changes on cash	5	4
Net decrease in cash and cash equivalents	(400)	(121)
Cash and cash equivalents, beginning of year	2,024	2,145
Cash and cash equivalents, end of year	$1,624	$2,024

Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited

(in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
				Foreign Currency				Foreign Currency
	2010	2009	Change	Impact*	2010	2009	Change	Impact*
Consumer Digital Imaging Group
Inside the U.S.	$407	$868	-53%	0%	$1,781	$1,618	10%	0%
Outside the U.S.	324	344	-6	-4	958	1,001	-4	-2
Total Consumer Digital Imaging Group	731	1,212	-40	-1	2,739	2,619	+5	-1

Graphic Communications Group
Inside the U.S.	210	214	-2	0	810	831	-3	0
Outside the U.S.	547	565	-3	-2	1,871	1,895	-1	0
Total Graphic Communications Group	757	779	-3	-1	2,681	2,726	-2	0

Film, Photofinishing and Entertainment
Group
Inside the U.S.	96	131	-27	0	397	508	-22	0
Outside the U.S.	343	458	-25	-1	1,370	1,749	-22	0
Total Film, Photofinishing and
Entertainment Group	439	589	-25	-1	1,767	2,257	-22	0

All Other
Inside the U.S.	-	2			-	5
Outside the U.S.	-	-			-	(1)
Total All Other	-	2			-	4

Consolidated
Inside the U.S.	713	1,215	-41	0	2,988	2,962	+1	0
Outside the U.S.	1,214	1,367	-11	-2	4,199	4,644	-10	-1
Consolidated Total	$1,927	$2,582	-25%	-1%	$7,187	$7,606	-6%	0%

* Represents the percentage point change in segment net sales for the period that is attributable to foreign currency fluctuations

(Loss) Earnings from Continuing Operations Before Interest Expense, Other Income (Charges), Net and Income Taxes - Unaudited

	Three Months Ended			Twelve Months Ended
(in millions)	December 31,			December 31,
	2010	2009	Change	2010	2009	Change

Consumer Digital Imaging Group	$(57)	$380	-115%	$330	$35	843%
Graphic Communications Group	12	36	-67	(29)	(42)	+31
Film, Photofinishing and Entertainment
Group	(3)	53	-106	62	159	-61
All Other	-	(3)	+100	(1)	(13)	+92
Total of segments	(48)	466	-110	362	139	+160
Restructuring costs, rationalization and
other	(24)	(61)		(78)	(258)
Other operating income (expenses), net	6	101		7	88
Adjustments to contingencies and legal
reserves/settlements	2	2		(8)	3
Loss on early extinguishment of debt	-	-		(102)	-
Interest expense	(32)	(44)		(149)	(119)
Other income (charges), net	23	22		27	30
Consolidated (loss) earnings from
continuing operations before income
taxes	$(73)	$486	-115%	$59	$(117)	+150%